GENERAL HOUSEWARES CORP. AMENDS SHAREHOLDER RIGHTS PLAN


            Terre Haute, Indiana 6/25/99 -- General Housewares Corp. (NYSE:
GHW) announced that its Board of Directors has amended its Shareholder Rights Plan to reduce the triggering threshold from 21% to 15%. As amended, if a person, together with such person's Affiliates and Associates, becomes the beneficial owner of 15% or more of the outstanding common stock of General Housewares, the outstanding Rights (other than those held by the acquiror) become exercisable for common stock of General Housewares having a value of two times the exercise price of the Right. Holders of 15% or more of General Housewares common stock at the time the amendment was adopted will not trigger the Rights unless they subsequently acquire additional shares. The Rights may be redeemed by the Board of Directors of the Company at a redemption price of $.01 per Right.

            A copy of the amendment will be filed with the Securities and Exchange Commission and is available upon request from General Housewares. General Housewares (www.ghc.com) is a leading manufacturer, distributor and marketer of products for the housewares and craft/hardware market. Among its key brands are Chicago Cutlery(R), OXO(R) kitchen tools, Ofla precision cutting tools, Grilla Gear(TM) outdoor accessories and OLO(R)rolling scissors. SOURCE General Housewares Corp.

            CONTACT:  Raymond Kulla, General Housewares Corp., (812)
232-1000.